FOR IMMEDIATE RELEASE



Contact:
Marvin R. LeRoy, Jr., Director
Tel:(518) 438-2217
Harold A. Baylor, Jr.,  Vice Pres., CFO, and Treas.
Tel:(518) 842-7200
Fax:(518) 842-1688



                  Ambanc Holding Co., Inc. Announces Freeze on
                        Executive Managers' Compensation

     Amsterdam, N.Y. (July 3, 1998) Ambanc Holding Co., Inc. (NASDAQ: AHCI), recently announced that the compensation of its board members would be frozen at their current levels. The Company's board of directors has also frozen the compensation of executive managers of the Company's bank subsidiary, Amsterdam Savings Bank, FSB. The freeze on the compensation of the Bank's executive managers, like the freeze on the compensation of the Company's directors, will remain in effect until the Company shows improvement in its consolidated operating results.

     The changes are expected to be put into effect during the fourth quarter of 1998.

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